Exhibit 16.1

March 15, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated March 14, 2016, of Sun Hydraulics Corporation and are in agreement with the statements contained in the second, third, and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mayer Hoffman McCann P.C.
Clearwater, Florida